Exhibit 99.1

NEWS RELEASE

Global Power  •  400 E Las Colinas Blvd., Suite 400  •  Irving, TX 75039

FOR IMMEDIATE RELEASE

Global Power Appoints Robert B. Mills and Gary J. Taylor
to Board of Directors

New directors bring strong financial and capital markets expertise and extensive nuclear energy sector experience to the Board

IRVING, Texas, October 13, 2015 — Global Power Equipment Group Inc. (NYSE: GLPW) (“Global Power” or the “Company”) announced today that its Board of Directors appointed Gary J. Taylor and Robert B. Mills to its Board of Directors effective October 8, 2015.

Charles Macaluso, Chairman of the Board, commented, “Gary and Bob are two seasoned leaders that bring valuable experience in areas critical to the success of Global Power.  We expect Bob’s strong financial acumen, demonstrated by his 23 years with KPMG and his leadership roles in the global financial services industry, will prove valuable as we move forward with our strategy.  We are focused on strengthening Global Power’s position as a well-respected provider of reliable and high quality products and services to the energy and natural gas power markets.”

Mr. Macaluso continued, “Gary’s long history of strategic leadership in the nuclear energy industry adds new perspective to the Board relative to the view of the customer and provides a depth of operations knowledge that we expect to be of great worth for the Company.  We are fortunate to have Gary and Bob join us at this critical juncture in our history.”

Until his retirement earlier this year, Mr. Mills was Chief Operating Officer of Assured Guaranty, Ltd. (NYSE: AGO), the largest financial guaranty insurance company in the world, and was previously its Chief Financial Officer.  Mr. Mills began his career at KPMG, where he progressed to partner and was later appointed National Practice Director for Investment Banking and Capital Markets.  His career also included serving as Chief Operating Officer and Chief Financial Officer of the Americas Region for UBS, AG.  Mr. Mills was awarded a B.B.A in Accounting from Niagara University and is a Certified Public Accountant (CPA) and Certified Global Management Accountant (CGMA).

Mr. Taylor is currently Chief Operating Officer of SERC Reliability Corporation, a nonprofit corporation responsible for promoting and improving the reliability and critical infrastructure of the bulk power system in the southeast United States.  Additionally, he is a Principal of Enext Consulting, LLC.  A nuclear engineer, Mr. Taylor had a successful career in the electric utility industry, having retired from Entergy Corporation (NYSE: ETR) in 2012 where he had advanced to Group President, Utility Operations after having served in progressive executive roles in its nuclear businesses, including Chief Executive Officer and Chief Nuclear Officer of Entergy Nuclear.  He had previous experience at South Carolina Electric & Gas Company, Long Island Lighting Company and Babcock & Wilcox.  Mr. Taylor has served on the Board of Directors for the Institute of Nuclear Power Operations, the American Nuclear Society and the Executive Committee of the Nuclear Energy Institute.  Mr. Taylor earned his B.S. in Physics from the Virginia Military Institute, an M.S. in Nuclear Science and Engineering from Virginia Polytechnic Institute and State University, and completed the Advanced Management Program at the Harvard Business School.

-MORE-

About Global Power

Global Power Equipment Group Inc. is a design, engineering and manufacturing firm providing a broad array of equipment and services to the global power infrastructure, energy and process industries.  The Products segment includes two primary product categories: Auxiliary Products designs, engineers and manufactures a comprehensive portfolio of equipment for utility-scale natural gas turbines while Electrical Solutions provides custom-configured electrical houses and generator enclosures for the midstream oil & gas industry, the power generation market to include distributed and backup power, as well as other industrial and commercial operations.  Services includes Energy Services, which provides lifecycle maintenance, repair, construction and fabrication services for the industrial, chemical/petrochemical process, oil and gas and power generation industries, and Nuclear Services, which provides on-site specialty support, outage management and maintenance services to domestic utilities’ nuclear power facilities.  The Company routinely provides information at its website: www.globalpower.com.

Forward-looking Statement Disclaimer

This press release contains “forward-looking statements” within the meaning of the term set forth in the Private Securities Litigation Reform Act of 1995.  These statements reflect our current views of future events and financial performance and are subject to a number of risks and uncertainties.  Our actual results, performance or achievements may differ materially from those expressed or implied in the forward-looking statements.  Risks and uncertainties that could cause or contribute to such material differences include, but are not limited to, decreased demand for new gas turbine power plants, reduced demand for, or increased regulation of, nuclear power, loss of any of our major customers, whether pursuant to the loss of pending or future bids for either new business or an extension of existing business, termination of customer or vendor relationships, cost increases and project cost overruns, unforeseen schedule delays, poor performance by our subcontractors, cancellation of projects, competition for the sale of our products and services, including competitors being awarded business by our customers that had previously been provided by Global Power, shortages in, or increases in prices for, energy and materials such as steel that we use to manufacture our products, damage to our reputation, warranty or product liability claims, increased exposure to environmental or other liabilities, failure to comply with various laws and regulations, failure to attract and retain highly-qualified personnel, loss of customer relationships with critical personnel, effective integration of acquisitions, volatility of our stock price, deterioration or uncertainty of credit markets, and changes in the economic, social and political conditions in the United States and other countries in which we operate, including fluctuations in foreign currency exchange rates, the banking environment or monetary policy.

In addition, more information may arise during the course of the Company’s previously-announced ongoing accounting review of its previously issued financial statements that would require the Company to make additional adjustments or revisions or to restate further such financial statements. The time required to complete the financial statements and accounting review may cause our results to differ materially from those described in the forward-looking statements.  Other important factors that may cause actual results to differ materially from those expressed in the forward-looking statements are discussed in our filings with the SEC, including the section of our Annual Report on Form 10-K filed with the SEC on March 9, 2015 titled “Risk Factors.” Except as may be required by applicable law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, and we caution you not to rely upon them unduly.

Investor Relations Contact:
Deborah K. Pawlowski
Kei Advisors LLC
(716) 843-3908
dpawlowski@keiadvisors.com

-END-